EXHIBIT 10.4

                                    BULLHIDE

                     DEVELOPMENT and Distribution AGREEMENT

         THIS AGREEMENT. made at Spokane, Washington, as of the date set forth below, by and between THE BULLHIDE LINER CORPORATION,. a Washington corporation. d/b/a Bullhide Liner (hereinafter "Bullhide") and PROTECTIVE SURFACING, INC., (hereinafter referred to as "Licensee").

         WHEREAS, Bullhide is engaged in the business of operating and licensing Installation Centers under the name of "Bullhide Liner" which offers to sell to the pubic a custom spray- molded permanent polyurethane lining that protects and preserves the beds of trucks, vans trailers and boats; and

         WHEREAS, Bullhide has developed a business plan and method in connection with the operation of Bullhide Liner Installation Centers for providing products and services utilizing certain standards, specifications, methods, procedures, techniques, management systems, identification schemes, recipes and proprietary marks and information (hereinafter "Bullhide Liner System"), all of which may be changed, improved and further developed from time to time by Bullhide; and

         WHEREAS, the distinguishing characteristics of the Bullhide Liner System include, without limitation, the name and mark "Bullhide," together with such other trade names, service marks, trademarks and trade symbols, emblems, signs, slogans, insignia and copyrights as Bullhide has adopted and designated for use in connection with the Bullhide Liner System and as Bullhide may hereafter acquire or develop and designate for use in connection with the Bullhide Liner System (hereinafter "Licensed Rights"), and

         WHEREAS, Bullhide has established an excellent reputation and goodwill with the public with respect to the quality of products and services available at Bullhide Liner Installation Centers, which reputation and goodwill have been and continue to be of major benefit to Bullhide; and

         WHEREAS, Licensee recognizes the benefits to be derived from being identified with and licensed by Bullhide and being able to utilize the Bullhide Liner System and the Licensed Rights which Bullhide makes available to its Licensees and through the Unit License Agreements relating to specific Installation Center sites selected by Licensee and Accepted by Bullhide, and

         WHEREAS, Licensee desires to obtain the right to select proposed sites on which to construct Bullhide Liner Installation Centers, to submit the same to Bullhide for its acceptance and, upon the acceptance of each proposed site by Bullhide construct, own and operate a Bullhide Liner Installation Center upon such site (hereinafter "Developmental Rights") upon the terms and conditions set forth herein which terms are necessary to ensure the controlled development of Bullhide Liner Installation Centers within the Licensed Areas and to maintain


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Bullhide's high uniform standards of quality and service and to protect the goodwill and enhance the pubic image of the Bullhide Liner System and the Licensed Rights.

         NOW, THEREFORE, in consideration of the foregoing and of the covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.       Area Exclusivity and Construction Schedule.

         1.1 Subject to the terms and conditions of this Agreement, Bullhide hereby grants to the Licensee the exclusive Development and Distribution Rights for Bullhide Liner Installation Centers in the following areas (hereinafter the "Exclusive Development Area"):

                  THE COUNTIES OF COOK, DUPAG, LAKE, MCHENRY, BOONE, AND WINNEBAGO.

         1.2 Licensee Agrees to develop and commence construction a minimum of 8 Bullhide Liner Installation Centers within the Exclusive Development Areas in accordance with the following development and performance schedule (hereinafter the "Performance Schedule"):

Total No. of Installation Centers                        On or Before

                  1                                      June 15, 1999
                  2                                      December 15, 2000
                  5                                      December 15, 2001
                  8                                      December 15, 2002

                  1.3.1             SECTION 1.3.1 IS VOID FOR THE PURPOSES OF
                                    THIS AGREEMENT.

                  1.3.2 For the Exclusive Marketing rights to develop the areas above, the Licensee agrees to pay a sum of $55,000. The number of Unit Licenses in this Development Area is specified in P. 1.2. Licensee agrees that this specifically does not constitute a franchise fee per se, that this payment is in consideration for Bullhide for the reservation of these areas by the Licensee for future development.

                  1.3.3 The continuous purchase of Bullhide materials is necessary to qualify a location as open and operating. Following a two month grace period.

         6.1 Licensee shall execute said Unit License Agreement for each Bullhide Installation Center. Said Unit License Agreement shall be the standard form of Unit License Agreement then bing utilized by Bullhide; provided, however, that Licensee, may elect to sign the Unit Licensee Agreement in use at the time of the execution of


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                  this Development Agreement, subject to law, regulation or
                  ordinance in effect from time to time.

7.       Commencement of Construction.

         7.1      SECTION 7.1 IS VOID FOR THE PURPOSES OF THIS AGREEMENT.

         7.2 Licensee must obtain all permits, governmental approvals, and otherwise obtained the rights to construct, maintain and operate a Bullhide Liner Installation Center on the site, and Licensee shall notify Bullhide of such fact in writing.

         7.3      SECTION 7.3 IS VOID FOR THE PURPOSES OF THIS AGREEMENT.

8.       Limitation of Agreement. License acknowledges and agrees that:

         8.1 This Agreement does not include the grant of a license by Bullhide to Licensee of any rights to use the Licensed Rights, the Bullhide Liner System, or to open or operate any Bullhide Liner Installation Centers within the Licensed Area. Licensee shall obtain the license to use such additional rights at each Bullhide Liner Installation Center upon the execution of each Unit License Agreement by both Licensee and Bullhide and only in accordance with the terms of each Unit License Agreement.

         8.2 The Development Rights granted hereunder are personal to Licensee and cannot be sold, assigned, transferred or encumbered, in whole or in part, except as set forth in P. 12 hereof.

         8.3      SECTION 8.3 IS VOID FOR THE PURPOSES OF THIS AGREEMENT.

         8.4 Except as provided in P. 1 hereof, the Developmental rights granted hereunder are non-exclusive, and Bullhide retains the right in its sole discretion:

                  8.4.1 To continue to construct and operate other Bullhide Liner Installation Centers and to use Bullhide Liner System and the Licensed Rights at any location outside the Development Areas, and to license others to do so.

                  8.4.2 To develop, use and license the rights to any trade names, trademarks, service marks, trade symbols, emblems, signs, slogans, insignia or copyrights not designated by Bullhide as Licensed Rights, for use with different license systems for the sale of different products or services other than in connection with the Bullhide Liner Systems, on such terms and conditions as Bullhide may deem advisable and without granting Licensee any rights therein.

                  8.4.3 To promote or conduct special exhibits at regional or nationally oriented


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                           fairs, shows and special evens utilizing mobile units
                           or temporary locations within the Development areas.

                           Bullhide believes that, on occasion, certain national or regional customer accounts will be developed by them which may require a bidding process by two or more Licensees. In this event, each qualified Licensee desiring to bid on such accounts will be given the opportunity to bid for such work.

         8.5 Because complete and detailed uniformity under many varying conditions may not be possible or practical, Bullhide specifically reserves the right and privilege, at its sole discretion and as it may deem in the best interests of all concerned in any specific instance, to vary standards for any Licensee based upon the peculiarities of a particular site or circumstance, density of population, business potential, population of trade area, existing business practices or any other condition which Bullhide deems to be of importance to the successful operation of such Licensee's business. Licensee shall not be heard to complain on account any variation from standard specifications and practices granted to any Licensee and shall not be entitled to require Bullhide to grant Licensee a like or similar variation hereunder.

         8.6 Licensee has sole responsibility for the performance of all obligation arising out of the operation of its business pursuant to this Agreement, including, but not limited to, the payment when due of any and all taxes levied or assessed by reason of such operation.

         8.7 In all public records, in its relationship with other persons, and in any offering circular, prospectus or similar document, Licensee shall indicate clearly the independent ownership of Licensee's business and that the operations of said business are separate and distinct from the operation of Bullhide's business.

         8.8 Licensee agrees to indemnify and hold harmless Bullhide from any liability or damage Bullhide may incur, including reasonable attorney's fees, as a result of claims, demands, costs or judgments, of any kind or nature, by anyone whomsoever, arising out of, or otherwise connected with this Agreement, the Developmental Rights, the acquisition of any Installation Center site, or ownership, maintenance or operation of any Bullhide Liner Installation Center by Licensee.

9. Services by Bullhide. Bullhide shall, at its expense, make available to Licensee the following:

         9.1 The benefit of Bullhide's experience in the selection of Bullhide's Liner Installation Center sites through the use of Bullhide's Site Acceptance Form, site selection criteria and any related materials which Bullhide may make available to


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                  new Licenses from time to time, and such review thereof as
                  Bullhide, at its option, may undertake as part of its evaluation of Licensee's request for site approvals.

         9.2      SECTION 9.2 IS VOID FOR THE PURPOSES OF THIS AGREEMENT.

         9.3 Initial training in the Bullhide Liner System, including standards, methods, procedures and techniques for Licensee (if he is an individual); for each persona who has an interest in the Licensee (if Licensee is a group of individuals, a corporation, a partnership or an unincorporated association or a similar entity); if required to do so by Bullhide; and for two additional persons who are actively involved in the management or operation of the business of Licensee or the operation of Bullhide Liner Installation Center. Such training shall be at such time and places as Bullhide may designate for its training program, in its discretion, and shall be subject to the terms of each Unit License Agreement.

10.      Default.  Termination.

         10.1 The occurrence of any of the following events shall constitute a default under this Development Agreement.

                  10.1.1 If Licensee shall, in any respect, fail to meet the Performance Schedule.

                  10.1.2 If Licensee shall use the Bullhide Liner System or Licensed Rights, or any other names. marks systems, insignia, symbols or rights which are the property of Bullhide except pursuant to, and in accordance with, a valid and effective Unit License Agreement.

                  10.1.3 If Licensee, or persons controlling, controlled by, or under common control with License, shall have any interest, direct or indirect, in the ownership or operation of any Installation Center engaged in the sale or use of competitive polyruethane coatings and related products within the Development Areas or in any Installation Center which looks like, copies of imitates any Bullhide Liner Installation Center or operates in a manner tending to have such effect other than in accordance withP. 11 hereof.

                  10.1.4. If Licensee shall fail to remit to Bullhide any payments pursuant to P. 5 when the same are due.

                  10.1.5 If Licensee shall purport to effect any assignment other than in accordance with P. 11 hereof.

                  10.1.6 Except as provided in P. 11.2 hereof, if Licensee attempts to sell, assign, transfer or encumber this Agreement prior to the time that


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                                    at least fifty percent (50%) of the Bullhide
                                    Liner Installation Centers to be constructed and opened for business, inc accordance with the Performance Schedule are, in fact, open or under construction.

                  10.1.7 If Licensee makes or has made, any misrepresentations to Bullhide in connection with obtaining the development Agreement, any side approval hereunder, or any Unit Franchise Agreement.

                  10.1.8 If Licensee fails to obtain Bullhide's prior written approval or consent as expressly required by this Agreement.

                  10.1.9 If Licensee defaults im the performance of any other obligation under this Agreement.

                  10.1.10 If Licensee defaults in the performance of any obligation under any Unit License Agreement with Bullhide. regardless of whether or not said Unit License Agreement is terminated as a result of such default.

                  10.1.11 If Licensee, or any person controlling, controlled by or under common control with Licensee, shall be adjudicated a bankrupt or insolvent; shall make an assignment for the benefit of creditors or similar disposition of the assets of the license business; or shall voluntarily abandon the license business. this provision may not be enforceable under federal bankruptcy law (11 U.S.C.A.ss.101, et seq.).

                  10.1.12 If Licensee, or any person controlling, controlled by, or under common control with Licensee, shall be convicted or pleads guilty or not contest to a charge of violating any felony relating to business.

         10.2 Upon occurrence of any of the events set forth in P. 10.1, Bullhide may, without prejudice to any other rights or remedies contained in this Agreement or provided by law or equity, terminate this Agreement. Such termination shall be effective thirty (30) days after written notice (or such other notice as may be required by applicable Washington law) is given by Bullhide to Licensee of any of the events set forth in subparagraph 10.1.1 through 10.1.10 of P. 10.1 if such defaults are not cured within such period. Termination shall be effective immediately and without notice, however, upon occurrence of any of the events specified in subparagraph
                  10.1.11 and 10.1.12 of P. 10.1, except where prohibited by Washington law.

         10.3 Upon termination of this Agreement for any reason, or upon expiration of the term hereof, Licensee agrees as follows:


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                  10.3.1            To cease immediately any attempts to select
                                    or develop sites on which to construct
                                    Bullhide Liner Installation Centers.

                  10.3.2 To cease immediately to hold itself out in any way as a Licensee of Bullhide or to do anything which would indicate any relationship between it and Bullhide except to the extent permitted pursuant to P. 10.4.

         10.4 Termination of this Agreement shall not affect the rights of Licensee to operate Bullhide Liner Installation Centers in accordance with the terms of any Unit License Agreements with Bullhide until and unless such Unit License Agreements, or any of them. are terminated in accordance with their terms/

11.      Assignment.  Conditions and Limitations.

         11.1 Licensee shall neither sell, assign, transfer nor encumber this Agreement, the Developmental Rights, or any other interest hereunder, nor suffer or permit any such assignment, transfer or encumbrance to occur buy operation of law or otherwise, without the prior written consent of Bullhide.

                  If Licensee is a corporation, partnership, unincorporated association or similar entity, the terms of P. 11 shall be deemed to apply to any sale, resale, pledge, assignment, transfer or encumbrance of the voting stock of, or other ownership interest in, Licensee, which would, along or together with other related, precious, simultaneous or proposed transfers, result in a change of "control" of Licensee within the meaning of the Securities Exchange Act of 1934 and the regulations thereunder.

                  The term "Licensee," as used in this P. 11 shall be deemed to include the person or persons who control Licensee as disclosed to Bullhide in a writing upon the execution of this Agreement attached hereto as an exhibit and made a part hereof for all purposes.

         11.2 In the event of the death, disability or permanent incapacity of Licensee, Bullhide shall not unreasonably withhold its consent to the transfer of all of the interest of License to his spouse, heirs or relatives, by blood or marriage, whether such transfer is made by will or by operation of law, provided that the requirements of P. 11.7 hereof have been met. In the event that Licenser's heirs do not obtain the consent of Bullhide, as prescribed herein, the personal representative of Licensee shall have a reasonable time to dispose of Licensee's interest hereunder, which disposition shall be subject to all the terms and conditions for transfers under this Agreement.

         11.3 Licensee has represented to Bullhide that he is entering into this Development Agreement with the intention of complying with its terms and conditions itself


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                  and not for the purpose of resale of the Developmental Rights hereunder. Therefore, Licensee agrees that any attempt to assign this Agreement, prior to the time at least fifty percent (50%) of the Bullhide Liner Installation Centers to be constructed hereunder are opened or under construction, except pursuant to P. 11.2 hereof, shall be deemed to be an event of default.

         11.4 Except as provided in P. 11.3, if Licensee received from a third person and desires to accept bona fide written offer to purchase its business, Developmental Rights and interest, Bullhide shall have the option, exercisable within forty-five
                  (45) days after receipt of written notice, and a copy of such offer and other information set forth in P. 11.4, to purchase such business, Developmental Rights and interests, including Licensee's right to develop sites within the Licensed Areas, on the same terms and conditions as offered by said third party. In order that Bullhide may have information sufficient to enable it to determine whether to exercise its option, Licensee shall deliver to Bullhide certified financial statements as of the end of Licensee's most recent fiscal year and such other information about the business and operations of Licensee as Licensee must purchase a minimum of a drum set (160 gallon) per month for the first eighteen (18) months. Licensee must purchase 6 drum sets (960 gallons) per month during months nineteen through thirty (19-30). Licensee must purchase 10 drum sets (1600 gallons) per month during months thirty-one through forty-two (31-42). Licensee must purchase sixteen drum sets (2560 gallons) per month for each subsequent month that this Agreement remains in place.

         1.4 Failure to meet the Performance Schedule set forth in paragraph 1.2 above will result in the forfeiture of the rights to exclusivity by the Licensee, for the development area. However, the license(s) to maintain, distribute to an operate the Installation centers established in the areas will not be affected by such failure to meet any Performance Schedule

2.       Termination.
         Unless sooner termination in accordance with the terms of this Agreement, the term of this Agreement and all Developmental Rights granted hereunder shall last indefinitely, subject to renewal every five (5) years.

3.       Renewal
         This Agreement shall be subject to renewal every five years by agreement of both of the parties.

4.       Timely Performance.
         Licensee hereby acknowledges that its timely development of the Bullhide Liner Installation Centers in the Licensed Development areas in accordance with the Performance Schedule is of material importance to Bullhide and the Licensee, and agrees, as a condition of the continuance of the rights granted hereunder, to develop and construct Bullhide Liner Installation Centers within the Development Areas in


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         accordance with the Performance Schedule, to operate such Installation
         Centers pursuant to the terms of the Unit License Agreements and to maintain all such Installation Centers in operation continuously.

         5.       SECTION 5 IS VOID FOR THE PURPOSES OF THIS AGREEMENT

6.       Unit License Agreement.

                  Licensee has provided to said third party. If Bullhide does not exercise its option Licensee may, within sixty (60) days from the expiration of the option period, sell, assign and transfer its business, Developmental Rights and interests to said third party provided Bullhide has consented to such transfer as required by this P. 11. Any material change in the terms of the offer prior to closing of the sale to such third party shall constitute a new offer, subject to the sale rights of first refusal by Bullhide or its nominee as in the case of an initial offer. Failure by Bullhide to exercise the option afforded by this P. 11.4 shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this P. 11 with respect to the proposed transfer.

         11.5 Licensee acknowledges and agrees that the restrictions on sale, assignment or transfer impose herein are reasonable and are necessary to protect the Development Rights, the Bullhide Liner System and the Licensed Rights, as well as Bullhide's excellent reputation and image, and are for the protection of Bullhide, Licensee, and other Licensees. Any assignment or transfer permitted by thisP. 11 shall not be effective until Bullhide receives a completely executed copy of all transfer documents, and consents in writing.

         11.6 Except as provided in P. 11.3 hereof, Bullhide agrees not to unreasonably withhold its consent to a sale, assignment or transfer by Licensee hereunder. Consent to such transfer otherwise permitted or permissible as reasonable may be refused unless:

                  11.6.1 All obligations of the Licensee created by this Agreement, all other licensee documents, including all Unit License Agreements, and the relationship created hereunder are assumed by the transferee.

                  11.6.2            All ascertained debts of Licensee to
                                    Bullhide are paid.

                  11.6.3            Licensee is not in default hereunder.

                  11.6.4 Transferee satisfactorily completes the training required of new Licensees on Bullhide's then current terms prior to the date of transfer.



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                  11.6.5            Licensee satisfies Bullhide that the
                                    transferee meets all of the requirements of Bullhide for new Licensees, including but not limited to, good reputation and character, business acumen, operational ability, financial strength and other business considerations.
                  11.6.6 Transferee executes or, in appropriate circumstances, causes all necessary parties to execute Bullhide's standard form of Development Agreement, Unit License Agreements for all Installation Centers open or under construction and such other than current ancillary agreements being required by Bullhide of new Licensees on the date of transfer.

                  11.6.7 Licensee executes a general release in a form satisfactory to Bullhide of any and all claims against Bullhide.

                  11.6.8 Licensee or transferee pays to Bullhide a transfer fee in an amount sufficient to cover Bullhide's reasonable costs in effecting the transfer and in providing training and other initial assistance to transferee.

                  11.6.9 This Agreement shall inure to the benefit of Bullhide, its successors and assigns, and Bullhide shall have the right to transfer or assign all or any part of its interest herein to any person or legal entity.

12.      Notices.          All notices hereunder shall be in writing and shall
be duly given if hand delivered or sent by registered or certified mail, postage prepaid, addressed:

         If to Bullhide at:                       The Bullhide Liner Corporation
                                                  North 525 Fancher Way
                                                  Spokane, WA 99212

         If to Licensee at:




         or at such other address as Bullhide or Licensee shall have specified by notice to the other party hereunder.

13. Governing Law. This Agreement shall be deemed to have been made and entered into the State of Washington an all rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Washington.



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14.      Remedies Cumulative:  Waiver Consents.  All rights and remedies of
         Bullhide and of Licensee enumerated in this Agreement shall be cumulative and, except as specifically contemplated otherwise by this Agreement, none shall exclude any other right or remedy allowed by law or in equity and said rights or remedies may be exercised and enforced concurrently. No waiver by Bullhide or by Licensee of any covenant or condition or the breach of any covenant or condition of this Agreement to be kept or performed by the other party shall constitute a waiver by the waiving party of any subsequent breach or non-observance on any other occasion of the same or any other covenant or condition of this Agreement. Subsequent acceptance by Bullhide of any payments due to it hereunder shall not be deemed to be a waiver by Bullhide of any preceding breach by Licensee of any terms, covenants or conditions of this Agreement.

         Whenever this Agreement requires Bullhide's prior approval or consent, Licensee shall make a timely written request to Bullhide therefor, and such approval shall be obtained in writing. Bullhide will also consider granting, in its sole discretion, other reasonable requests individually submitted by Licensee in writing for Bullhide's prior waiver of any obligation imposed by this Agreement. Bullhide makes no warranties or guarantees upon which Licensee may rely, and assumes no liability or obligation to Licensee, by providing any waiver, approval, consent or suggestion to Licensee in connection with this Agreement, or by reason by any neglect, delay or denial of any request thereof. Any waiver granted by Bullhide shall be subject to Bullhide's continuing review, may subsequently be revoked for any reason effective upon Licensee's receipt of ten (10) days' prior written notice, and shall be without prejudice to any other rights Bullhide may have.

15. Severability. If any provision of this Agreement or the application of any provision to any person or to any circumstances shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision to any other person or circumstances, all of which other provisions shall remain in full force and effect, and it is the intention of Bullhide and Licensee that if any provision of this Agreement is susceptible of two or more constructions one of which would render th provision enforceable and the other or others of which would render th provision unenforceable, then the provision shall have the meaning which renders it enforceable.

16. Entire Agreement. This Agreement together with all Unit License Agreements executed hereunder constitute the entire agreement between Bullhide and Licensee in respect of the subject matter hereof, and this Agreement supersedes all prior and contemporaneous agreements between Bullhide and LICENSEE in connection with the subject matter of this Agreement. No officer, employee or other servant or agent of Bullhide or Licensee is authorized to make any representations, warranty or other promise not contained in this Agreement. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon Bullhide or Licensee unless in writing and signed by Bullhide and Licensee.



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17.      Joint and Several Obligation. If the Licensee consists of more than one person, their liability under this Agreement shall be deemed to be joint and several.

18. Counterpart: Paragraph Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision thereof. Each pronoun used herein shall be deemed to include the other number and genders.

19.      Acknowledgments.  Licensee acknowledges that:

         19.1 It has conducted an independent investigation of the business contemplated by this Agreement and recognizes that it involves business risks making the success of the venture largely dependent upon the business abilities of Licensee. Bullhide expressly disclaims the making of, and Licensee acknowledges that it has not received or relied upon, any warranty or guarantee, express or implied, as to the potential sites, volume, profits or success of the business venture contemplated by this Agreement.

         19.2 It has no knowledge of any representations by Bullhide or its officers, directors, shareholders, employees, agents or servants about the business contemplated by this Agreement, that are contrary to the terms of this Agreement or the documents incorporated herein, and further represents to Bullhide as an inducement to its entry into this Agreement, that it has made no misrepresentations in obtaining this Agreement.

         19.3 It has received, read and understood this Agreement, the attachments hereto, including the Unit license Agreement attached hereto; Bullhide has fully and adequately explained the provisions of each to its satisfaction; and Bullhide has accorded it ample time and opportunity to consult with advisors of its own choosing about the potential benefits and risks of entering into this Agreement.

         19.4 It is aware of the fact that some other present Licensees of Bullhide may operate under different forms of agreement and, consequently, that Bullhide's obligations and rights in respect to its various joint ventures may differ materially in certain circumstances.










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20.      Effective Date. This Agreement shall be effective as of the date it is executed by the Bullhide Corporation, d/b/a Bullhide Liner.

                                    Bullhide:

                                                              THE BULLHIDE LINER CORPORATION,

                                                              By       /s/ Its
                                                                       G.M.

WITNESSES

   /s/                                                                 Dated:


                                                              AREA DEVELOPER LICENSEE

                                                                       Corporation:
                                                                       Protective Services, Inc.


                                                              By
                                                              Title

                                                              By
                                                              Title

WITNESSES:

  /s/                                                                           Dated:




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